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                                                                EXHIBIT 99.1

                                    FOR: Consolidated Graphics, Inc.

                                CONTACT: Wayne M. Rose
                                         Chief Financial Officer
                                         Consolidated Graphics, Inc.
                                         (713) 787-0977

                                         Julie Truax/Jonathan Schaffer
                                         Media: Claudine Cornelis
                                         Morgen-Walke Associates, Inc.
                                         (212) 850-5600

FOR IMMEDIATE RELEASE


                 CONSOLIDATED GRAPHICS ANNOUNCES LETTER OF INTENT
                       TO ACQUIRE AMERICAN LITHOGRAPHERS

     HOUSTON, TEXAS - September 18, 2001 - Consolidated Graphics, Inc. (NYSE:CGX) today announced the signing of a letter of intent to acquire the American Lithographers, Inc. division of Smurfit Packaging Corporation, a subsidiary of Jefferson Smurfit Group, plc.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "We are pleased to expand our presence in California with the addition of one of the state's top web and sheet-fed printers with facilities in both Hayward and Sacramento."

     Kenneth Bittner, General Manager of American Litho, added, "This is a positive step for American Litho. We are pleased to join a company that is fully committed to long-term growth in the commercial printing business."

     Consolidated Graphics, Inc. is the largest sheet-fed and half-web commercial printing company in the United States. Through its network of locally managed printing companies in 25 states, the Company produces high-quality, customized printed materials for a broad customer base that includes many of the most recognized companies in the country. Consolidated Graphics also offers an extensive and growing range of digital and Internet-based services and solutions marketed through CGXmedia. Consolidated Graphics is focused on adding value to its operating companies by providing financial and operational strengths, management support and technological advantages associated with a national organization. For more information, visit the Company's Web site at www.consolidatedgraphics.com.

     This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding future sales and profitability assume, among other things, stability and reasonable growth in the economy and in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.

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